Exhibit 99.1

Vireo Growth Inc. Completes Loan Refinancing and Upsize

With a Bank Led Syndicate

-- Company completes refinancing of all existing senior secured debt through a $120 million self-syndicated term loan with leading banks, at an interest rate of 8.3% --

-- Company also completes expansion of its consolidated credit facilities with an additional $33 million second lien term loan with $50 million accordion to support ongoing strategic initiatives --

-- Senior secured debt refinancing is expected to generate more than $10 million in annual interest savings, strengthening the Company’s financial position and enhancing long-term shareholder value --

MINNEAPOLIS – July 8, 2025 – Vireo Growth Inc. (“Vireo” or the “Company”) (CSE: VREO; OTCQX: VREOF) today announced the successful closing of a series of transactions that collectively refinance all of its existing senior secured debt and significantly expand its credit capacity under more favorable terms. The $153 million in combined closing date financing strengthens the Company’s balance sheet with over $100 million in cash and is expected to reduce annual interest expense by more than $10 million.

On July 7, 2025, the Company closed a $120 million self-syndicated first lien term loan with a group of leading banks. The facility refinances all existing senior secured obligations and is secured by a first-priority lien on substantially all assets, including real estate and operating subsidiaries. The three-year facility accrues interest at 8.3% (1-month SOFR + 4.0%) and may be prepaid at any time without penalty.

In parallel, the Company also closed a $33 million second lien term loan with a $50 million accordion feature available to support future strategic initiatives, subject to mutual agreement. This facility carries a three-year maturity, accrues interest at prime + 5.5%, and includes a one-year extension option for a 1.0% fee. It is prepayable at any time with 45 days’ notice and no penalty. Proceeds will be used for general corporate purposes.

These financings follow the recent completion of a series of mergers that expanded Vireo’s operational footprint and market leadership. As part of those transactions, Vireo assumed the senior debt obligations of the acquired companies as part of an otherwise all-equity consideration structure. The refinancing announced today represents the execution of a deliberate strategy to consolidate and optimize that debt across the platform.

Following the December announcement of Vireo’s recently completed corporate transactions, Chief Executive Officer John Mazarakis and Chief Financial Officer Tyson Macdonald led a targeted process to structure and syndicate the Company’s post-merger debt facilities. This initiative delivered on a key commitment made to merger partners: to rapidly refinance legacy debt and position the Company with the financial flexibility to execute its long-term strategy. The resulting outcome reflects disciplined capital planning and strong institutional demand, with the senior facility significantly oversubscribed.

Lenders involved in the financing process cited confidence in the Company’s operating model, financial strategy, and leadership continuity. The ongoing role of CEO John Mazarakis was an important consideration in establishing long-term lending relationships and ensuring alignment between capital providers and management.

“We entered this process with a clear objective: to strengthen our capital structure and reduce our cost of capital without sacrificing flexibility,” said John Mazarakis, Chief Executive Officer of Vireo. “The strong response from our lending partners reflects the progress we’ve made and the confidence in our team’s ability to execute.”

About Vireo Growth Inc.

Vireo was founded in 2014 as a medical cannabis pioneer—and we’ve never stopped pushing boundaries. We’re building the most disciplined, strategically aligned, and execution-focused platform in the industry. That means staying relentlessly local while leveraging the strength of a national portfolio, backing exceptional leaders, and deploying capital and talent where it drives the most value. Vireo operates with a long-term mindset, a bias for action, and an unapologetic commitment to its customers, employees, shareholders, industry collaborators, and the communities it calls home. For more information about Vireo, visit www.vireogrowth.com.

Contact Information

Joe Duxbury

Chief Accounting Officer

investor@vireogrowth.com

(612) 314-8995

Forward-Looking Statement Disclosure

This press release contains “forward-looking information” within the meaning of applicable United States and Canadian securities legislation. Forward-looking information contained in this press release may be identified by the use of words such as “should,” “believe,” “estimate,” “would,” “looking forward,” “may,” “continue,” “expect,” “expected,” “will,” “likely,” “subject to,” “transformation,” and “pending,” variations of such words and phrases, or any statements or clauses containing verbs in any future tense. These statements should not be read as guarantees of future performance or results. Forward-looking information includes both known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company or its subsidiaries to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements or information contained in this press release. Forward-looking information is based upon a number of estimates and assumptions of management, believed but not certain to be reasonable, in light of management’s experience and perception of trends, current conditions, and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, the reader should not place undue reliance on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to: risks related to the achievement of management’s financial performance outlook, which may not be indicative of actual results, and risk factors set out in the Company’s Form 10-K for the year ended December 31, 2024 and the Company’s information statement regarding the Merger Transactions, both of which are available on EDGAR with the U.S. Securities and Exchange Commission and filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca. The statements in this press release are made as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements or forward-looking information to reflect events or circumstances after the date of such statements.